EXHIBIT 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Completes Merger

with Limberlost Bancshares, Inc.

Andrew Briggs Appointed Director of Farmers & Merchants Bancorp, Inc.

ARCHBOLD, OHIO, January 2, 2019. Farmers & Merchants Bancorp, Inc. (“F&M”) (NASDAQ: FMAO), the holding company for The Farmers & Merchants State Bank (“F&M Bank”), announced today it has completed the merger of Limberlost Bancshares, Inc. (“Limberlost”), Geneva, Indiana, the holding company for Bank of Geneva (“BOG”), into F&M and the merger of BOG into F&M Bank. Simultaneous with the close of the transaction, Andrew Briggs, the former Chairman of Limberlost was added to F&M’s and F&M Bank’s Board of Directors.

The merger, which was previously announced on August 20, 2018, was approved by all appropriate regulatory agencies, as well as the shareholders of Limberlost. Under the terms of the agreement between the parties, Limberlost shareholders will receive 1,830 shares of F&M common stock plus $8,465 in cash for each share of Limberlost common stock. Limberlost had 1,000 shares of common stock outstanding as of the closing.

Lars B. Eller, Chief Executive Officer and President of F&M Bank, stated, “This transaction significantly increases F&M’s presence in northeast Indiana. Customers in the Geneva, Berne, Monroe, Monroeville, Portland and Decatur markets will benefit from our expanded services, while providing the convenience of local decision makers throughout our office network. We are excited to welcome the customers, employees and shareholders of Limberlost to F&M.”

Andrew Briggs, the former Chairman of Limberlost, stated, “The combination of these two strong institutions, which have similar cultures and values, creates a compelling opportunity for future growth. We are very pleased to join the F&M family.”

The system conversion and BOG office signage will transition to F&M Bank on or about January 21, 2019.

As a result of the merger, F&M Bank will have a total of 30 full-service office locations, 20 in Ohio and 10 in Indiana, with total assets of approximately $1.5 billion.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 30 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay and Steuben counties.

Safe harbor statement:

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.